PRESS RELEASE

FOR IMMEDIATE RELEASE

OPTIMAL GROUP COMPLETES WOWWEE ACQUISITION

Montreal, Quebec, November 7, 2007 – Optimal Group Inc. (NASDAQ:OPMR) today announced that it has completed the previously announced acquisition of substantially all of the assets of WowWee Limited, a privately held Hong Kong-based developer, marketer and supplier of technology-based consumer robotic, toy and electronic products, as well as substantially all the assets of WowWee Marketing, with offices in La Jolla, California, and Wow Wee Group, with offices in Montreal, Quebec.

About Optimal Group

Optimal Group Inc. has operated and, through various subsidiaries, has actively managed a variety of businesses.

Optimal Group Inc. currently operates:

The Optimal Payments group of companies, with operations primarily in North America and the United Kingdom.  Optimal Payments provides secure electronic payment and risk management solutions to small and medium-sized businesses that sell and deliver goods and services over the Internet, wireless, or generally in a card-not-present environment.

The WowWee group of companies, with operations in Hong Kong, La Jolla, California and Montreal, Quebec.  WowWee Group Limited, based in Hong Kong, is a leading designer, developer, marketer and distributor of technology-based consumer robotic, toy and electronic products.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Gary S. Wechsler

Chief Financial Officer

(514) 738-2041

gary@optimalgrp.com